                                                                   EXHIBIT 10(q)

                               PROMOTION AGREEMENT
                       ASHWORTH, INC., JAMES W. NANTZ III
                           AND NANTZ ENTERPRISES, LTD.

      THIS AGREEMENT is entered into by and among ASHWORTH, INC. (the "Company" or "Ashworth"), JAMES W. NANTZ III ("Nantz") and NANTZ ENTERPRISES, LTD. ("Nantz Enterprises"), effective as of October 31, 2002.

      WHEREAS, the Company desires to retain Nantz and Nantz Enterprises to provide certain promotional and other services and Nantz and Nantz Enterprises are willing to provide such services on the terms and conditions set forth herein; and

      WHEREAS, the parties hereto desire to set forth in writing their agreement as to such promotion arrangement.

      NOW, THEREFORE, in consideration of mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                       I.
                                   DEFINITIONS

      As used herein, the terms set forth below shall defined as follows:

      1.1 ENDORSEMENT shall include only the right to use the name, any nickname, initials, autograph, facsimile signature, photograph, portrait, likeness, and/or endorsement of Nantz.

      1.2 ASHWORTH APPAREL shall mean all Ashworth(R) brand sportswear apparel contained in the Company's present and future collections during the Term.

      1.3 ASHWORTH PRODUCTS shall mean, collectively, Ashworth Apparel and Ashworth(R) brand hats and shoes (whether manufactured by Ashworth or manufactured by a licensee of Ashworth).

      1.4 DISABILITY shall mean mental or physical illness or condition rendering Nantz incapable of fulfilling the Services (hereafter defined) to be provided by him under this Agreement for a continuous period of at least sixty
(60) days.

      1.5 PREMIUM PROGRAM shall mean any traffic builder or other program involving the use of a premium to sell products or services other than Ashworth Products and shall include any program primarily designed to attract the consumer to purchase a product or service other than Ashworth Products themselves.

      1.6 CONTRACT YEAR shall mean a period of twelve (12) successive months commencing on any first day of November during the Term, however, in the case of the period commencing on November 1, 2005 and ending on January 15, 2007, "Contract Year" shall mean such fourteen (14) month and two (2) week long period.

                                       II.
                              TERM OF RELATIONSHIP

      2.1 GRANT AND ACCEPTANCE. The Company hereby retains Nantz and Nantz Enterprises to provide the below described services (the "Services") and Nantz and Nantz Enterprises agree to provide the Services upon the terms and conditions herein set forth.

      2.2 TERM. Except as otherwise provided herein, this Agreement shall commence effective November 1, 2002, and shall continue for a term expiring January 15, 2007 (the "Term").

                                      III.
                                    SERVICES

      Nantz and Nantz Enterprises shall furnish the following Services.

      3.1 ENDORSEMENT. Subject to the terms and conditions hereof, Nantz and Nantz Enterprises grants to the Company the Endorsement throughout the world during the Term in connection with the advertisement, promotion and sale by the Company of Ashworth Products except in connection with Premium Programs.

      3.2 ASHWORTH APPAREL AND PRODUCTS. Subject to any restrictions, contractual or otherwise, on Nantz or Nantz Enterprises for which Nantz or Nantz Enterprises is compensated therefor (collectively, the "Restrictions"), Nantz shall wear Ashworth Products, when possible and as reasonably appropriate, while broadcasting all professional sports tournaments and other professional sports outings, and during any professional sports clinics or instructions given by Nantz or Nantz Enterprises; provided that the Company has provided Nantz, at no charge, with sufficient amounts of Ashworth Products in styles and sizes Nantz finds suitable and appropriate for his use.

      3.3 LOGOS. Except as otherwise provided herein, and subject to the Restrictions, Nantz and Nantz Enterprises agree that such Ashworth Products used, promoted or sold in connection with the Endorsement or Services may prominently bear the Company's logo and shall not bear any other logos.

      3.4 PHOTOGRAPHY, SPEAKING AND STORE APPEARANCES. Nantz agrees to be available for up to four (4) photography sessions (two (2) in Southern California on weekdays and two (2) to be at Nantz's work site locations or tournaments), two (2) speaking engagements, and three (3) store appearances each Contract Year, at times and places mutually convenient for Nantz and the Company but in no event at times which adversely impact on the schedules of Nantz or Nantz Enterprises. Nantz Enterprises shall have the right to review and reject in good faith the use of any advertising, promotion or other programs and materials which include Nantz or his image. No use shall be made of any such programs or materials hereunder unless and until the same has been approved by Nantz Enterprises. The Company agrees that each photography session shall not exceed one and one-half (1 1/2) days and each speaking engagement and store appearance shall not exceed one-half (1/2) day. The Company further understands that failure to utilize the Services of Nantz pursuant to this section shall not result in any reduction in payments to Nantz Enterprises hereunder, nor may the obligations to provide the Services be carried forward from one Contract Year to another Contract Year. The obligations of Nantz and Nantz Enterprises to provide the Services hereunder are subject to the condition that payments to Nantz Enterprises are current and up to date.

      3.5 NEW ACCOUNTS, CELEBRITIES. Nantz agrees to assist Ashworth in locating potential new accounts based on his professional contacts, assist Ashworth in gaining access to celebrities and executives of CBS Broadcasting, Inc. (including its affiliates, "CBS") which Ashworth could provide clothes for special events and also assist in gaining access to non-golf professionals who potentially would wear Ashworth clothes.

      3.6 SPECIAL EVENTS. Nantz will assist Ashworth in creating, promoting and participating in events (i.e., golf tournament, cocktail reception, etc.) to be associated with major sporting events (i.e., PGA Championship, Masters, etc.).

      3.7 INDEPENDENT CONTRACTOR. Nantz and Nantz Enterprises shall furnish the Services as independent contractors and not as employees of the Company, and nothing herein shall be construed to constitute Nantz or Nantz Enterprises as an employee of the Company. The parties hereto acknowledge and agree that as independent contractors of the Company, Nantz and/or Nantz Enterprises are only interested in the results of the Services provided to the Company under the terms of this Agreement, and not as to the means by which the Services are provided. Nantz and Nantz Enterprises have no power or authority to act for, represent, or bind the Company in any manner pursuant to this Agreement and shall not hold themselves out as employees of the Company. Nantz and Nantz Enterprises shall not be entitled to any benefits provided by the Company to its employees, including, for example, workers' compensation insurance, vacation or sick pay. Because Nantz and Nantz Enterprises are retained as independent contractors and not as employees, the Company, Nantz and Nantz Enterprises acknowledge and agree that no federal and state taxes or social security contributions shall be made by the Company from the payments made to Nantz or Nantz Enterprises pursuant to Article VII hereof and that Nantz and Nantz Enterprises will remain solely liable for the payment of all such taxes. Nantz and Nantz Enterprises further acknowledge that the Company will report compensation paid pursuant to this Agreement on a Form 1099 at the end of the year in which the Services were provided. Nantz and Nantz Enterprises hereby expressly covenant to make such tax payments (when due) as may be required by applicable law. Nantz and Nantz Enterprises shall indemnify the Company for any claims, losses, costs, fees, liabilities, damages or injuries suffered by the Company that arise out of Nantz's or Nantz Enterprises' breach of this Section 3.7.

      3.8 OTHER OBLIGATIONS. The Company acknowledges that Nantz's and Nantz Enterprises' obligations to CBS or any other television station or network with which Nantz or Nantz Enterprises has a contract or arrangement shall take precedence over any other commitments of Nantz or Nantz Enterprises under this Agreement.


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

                                       IV.
                          CONFIDENTIALITY/NONDISCLOSURE

      Nantz and Nantz Enterprises each recognizes and acknowledges that the business of the Company involves certain confidential and proprietary information which must be protected in order to ensure the success and survival of the Company. Nantz and Nantz Enterprises each agrees that, except as required by law, he or it will not disclose such proprietary information or any part thereof to any third party except for purposes within his or its scope of duties and responsibilities hereunder or as specifically authorized or agreed to in writing by the Company. In the event that Nantz or Nantz Enterprises is required by applicable law or by legal process to disclose any proprietary information or any other information concerning the Services, Nantz and Nantz Enterprises agree that they will provide the Company with prompt notice of such requirement in order to enable the Company to seek an appropriate protective order or other remedy or to consult with Nantz and Nantz Enterprises with respect to the Company taking steps to resist or narrow the scope of such requirement. In any such event, Nantz and Nantz Enterprises will use their reasonable best efforts to ensure that all proprietary information and other information that is so disclosed will be accorded confidential treatment. In the event of actual or threatened breach of this provision, the Company, in addition to any other remedies afforded in equity or law, shall be entitled to injunctive relief restraining Nantz and/or Nantz Enterprises from breaching this provision. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages, costs, and attorney fees. Nantz and Nantz Enterprises each agrees that this provision shall continue perpetually and shall survive the termination of this Agreement.

      For the purposes of this Article IV, the term "proprietary information" means (a) all information delivered, before or after the date of this Agreement, in writing and designated as "proprietary," "confidential," "secret" or by similar designation; or information (whether or not in writing) as to which Nantz or Nantz Enterprises, prior to or essentially concurrent with such disclosure, is made aware by the Company (or a representative of it) that proprietary information may be or is being disclosed and (b) all information relating to the Company's business opportunities, business plans, negotiations, technical or business information, internal studies, manuals, documentation, codes, software, customer lists, copyrighted or patented materials, discoveries, inventions and manufacturing techniques. Information will not be deemed proprietary information if (i) it is previously well known and in the public domain without the fault of Nantz or Nantz Enterprises or (ii) it was previously received Nantz or Nantz Enterprises from a third person under circumstances permitting its disclosure to Nantz or Nantz Enterprises.

                                       V.
                                 INDEMNIFICATION

      Neither Nantz nor Nantz Enterprises shall be liable for any obligations of the Company resulting directly or indirectly from the Endorsement of Ashworth Products. The Company shall protect, indemnify and hold harmless each of Nantz and Nantz Enterprises against any and all expenses, damages, claims, suits, actions, judgments and costs whatsoever, arising out of, or in any way connected with such Endorsement, in any advertising or promotional materials furnished by or on behalf of the Company, actions or omissions of the Company or any claim or


                                       4
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action for personal injury, death or other cause of action involving alleged defects in Ashworth Products, including but not limited to indemnification of reasonable legal expenses incurred in defense of all such claims. Further, Nantz or Nantz Enterprises shall have the right to select legal counsel to represent it or him in the event of any such claims or legal proceedings, and the costs of such legal representation shall be paid by the Company.

                                       VI.
                                    INSURANCE

      The Company agrees to provide and maintain, at its own expense, advertising and product liability insurance each with limits no less than $5,000,000 and within thirty (30) days from the date hereof, the Company will submit to Nantz Enterprises a fully paid policy or certificate of insurance naming Nantz and Nantz Enterprises as insured parties, requiring that the insurer shall not terminate or materially modify such without written notice to Nantz Enterprises at least twenty (20) days in advance thereof.

                                      VII.
                        COMPENSATION AND CONSULTING FEES

      As full compensation for Services, the Company shall pay Nantz Enterprises the following fees:

      7.1 CONSULTING FEE. The Company shall pay Nantz Enterprises an annual consulting fee (payable, except for the Contract Year ending January 15, 2007 as provided hereafter, in equal quarterly installments on or prior to the 1st day of each December, March, June and September of each Contract Year or the business day preceding such date if such date falls on a Saturday, Sunday or holiday) as follows:

                       Contract Year                  Annual Fee
                       -------------                  ----------

            November 1, 2002 - October 31, 2003        $235,000

            November 1, 2003 - October 31, 2004        $345,000

            November 1, 2004 - October 31, 2005        $345,000

            November 1, 2005 - January 15, 2007        $450,000

      The installments of the annual consulting fee shall be paid by Company check payable to Nantz Enterprises and mailed to:

                                 Nantz Enterprises, Ltd.
                                 c/o Madigan Capital Management
                                 915 Clifton Avenue
                                 Clifton, New Jersey  07013

      The annual consulting fee for the Contract Year ending January 15, 2007 shall be paid in quarterly installments of $12,500 (installments due on or prior to each of December 1, 2005;

March 1, 2006; June 1, 2006; and September 1, 2006) with the balance of $400,000 to be paid in full by January 15, 2007. The Company, at its sole option, may pay all or a portion of the $400,000 balance of the annual consulting fee for the Contract Year ending January 15, 2007 in registered common stock of the Company, valued at the Fair Market Value (hereafter defined) on the date such stock is issued.

      For the purposes of this Section 7.1, the "Fair Market Value" of a share of the Company's common stock as of a particular date means the arithmetic mean of the closing sale prices of the stock for the ten (10) consecutive trading days ending on January 5, 2007, on the primary exchange upon which the stock, as measured by volume, trades (The Nasdaq National Market as of the date hereof), as published in The Wall Street Journal, or, if no sale price was quoted for any such date, then as of the next preceding date on which such a closing sale price was quoted.

      7.2 ADDITIONAL FEES. If Nantz agrees to participate in more than three (3) store appearances in any given Contract Year, the Company shall pay Nantz Enterprises an additional fee of $7,500 for each such additional appearance prior to or simultaneously with such appearance.

         7.3 REIMBURSEMENT OF EXPENSES. The Company, shall reimburse Nantz Enterprises for expenses reasonably incurred by Nantz or Nantz Enterprises in connection with the Services to the Company including, but not limited to, first-class airfare, hotel accommodations, local transportation and meals. Nantz Enterprises shall furnish the Company with an itemized statement from time to time, together with, whenever possible, actual bills, receipts, and other evidence of expenditure. Nantz Enterprises shall be reimbursed within thirty
(30) days after receipt by the Company of such itemized statements and attachments.

         7.4 APPAREL. The Company shall furnish Nantz, at no cost, with sufficient Ashworth Products to be used by him in connection with the Services and for the personal use of Nantz and his immediate family. The cost of said Product shall not exceed $12,000 (at wholesale) during any single Contract Year.

                                      VIII.
                                   EXCLUSIVITY

      During the Term, neither Nantz nor Nantz Enterprises shall enter into any activity, employment, independent contract, or other business arrangement which conflicts with Nantz's or Nantz Enterprises' obligations under this Agreement or perform any service which reasonably appears to be an endorsement of the sportswear apparel, hats or shoes of a third party without the Company's prior written approval. Nantz and Nantz Enterprises expressly agree that the Endorsement will not be granted to anyone other than the Company for use during the Term in connection with the advertisement and promotion of sportswear apparel, hats and shoes. Notwithstanding the foregoing Nantz shall be permitted to wear a Titleist hat or clothing logo when performing promotional services for Titleist and to use Titleist equipment when performing any promotional services for the Company in which equipment will be used.


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

                                       IX.
                                   TERMINATION

      9.1 TERMINATION BY THE COMPANY OR NANTZ/NANTZ ENTERPRISES. This Agreement may be terminated by the Company, on the one hand, or by Nantz and Nantz Enterprises, jointly, on the other hand, in the following circumstances:

            9.1.1 Upon mutual consent of the Company, on the one hand, and Nantz and Nantz Enterprises, on the other hand;

            9.1.2 Nantz's Disability or death, in which event the Agreement shall terminate on the November 1 next following such Disability or death;

            9.1.3 Failure by the Company, on the one hand, or Nantz and/or Nantz Enterprises, on the other hand, to comply with the terms and conditions of this Agreement after being given notice thereof and, where cure is possible, a reasonable opportunity to cure the failure (such reasonable notice period shall be ten (10) days in the event of a failure to timely make a payment pursuant hereto; thirty (30) days otherwise). In order to be a sufficient notice hereunder, any such written notice shall specify in detail each item of default, and shall specify in detail the action the defaulting party is required to take in order to cure each items; or

            9.1.4 Notwithstanding the foregoing, upon the occurrence of repeated intentional failures to comply with the terms and conditions of this Agreement, which have been noticed in accordance with the terms hereof (regardless of whether such failures have been cured), the Company, on the one hand, or Nantz and Nantz Enterprises, on the other hand, as the non-defaulting party(ies) may immediately terminate this Agreement upon written notice to Nantz and Nantz Enterprises, on the one hand, or the Company, on the other hand, as the defaulting party without affording a further opportunity to cure.

      9.2 TERMINATION OF AGREEMENT WITH CAUSE. The Company shall have the right, upon written notice to Nantz and Nantz Enterprises, to immediately terminate this Agreement in the following circumstances:

            9.2.1 Repeated misconduct of Nantz which subjects Nantz to continued public ridicule causing a substantial loss of Nantz's positive public image;

            9.2.2 Nantz's conviction or plea of guilty or no contest to a felony involving moral turpitude; or

            9.2.3 Nantz's or Nantz's Enterprises entry into any activity, employment, independent contract or other business arrangement which would result in a materially adverse impact on the value of the Endorsement or the Services to the Company.

      9.3 TERMINATION OF AGREEMENT BY NANTZ/NANTZ ENTERPRISES. Nantz and Nantz Enterprises, jointly and not individually, shall have the right, upon written notice to the

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Company, to immediately terminate this Agreement within thirty
(30) days following the occurrence or a finding of insolvency or bankruptcy against the Company.

      9.4 Should Nantz Enterprises or Nantz disagree with the Company as to the existence of a condition affording the Company the right to so terminate this Agreement, Nantz Enterprises or Nantz shall, within thirty (30) days following the receipt of any such notice of termination, submit the matter to arbitration pursuant to the provisions of Article XI of this Agreement.

      9.5 The termination rights set forth in this Article IX shall not constitute the exclusive remedy of the non-defaulting party hereunder, however, and if a default is made by either party hereunder, the other may resort to such other remedies as said party would have been entitled to if this Article IX had been omitted from this Agreement. Termination under the provisions of this
Article IX shall be without prejudice to any rights or claims which the terminating party may otherwise have against the defaulting party.

      9.6 Subject to the provisions of Sections 9.6.1 and 9.6.2, from and after the expiration of the Term or any early termination of this Agreement, all of the rights of the Company to the use of the Endorsement shall cease absolutely and the Company shall not thereafter use or refer to the Endorsement in advertising or promotion in any manner whatsoever. The Company shall not thereafter advertise, promote, distribute or sell any item whatsoever in connection with the use of any name, figure, design, logo, trademark or trade name confusingly similar to or suggestive of the Endorsement following the termination of this Agreement.

            9.6.1 Notwithstanding anything in this Agreement to the contrary, unless this Agreement is earlier terminated pursuant to this Article IX, following the expiration of the Term of this Agreement, the Company shall be permitted to use the Endorsement through May, 31, 2007 to the extent the Endorsement is embodied in photographs of Nantz taken on or before October 31, 2006 in connection with the Services rendered under this Agreement, including any text related to such photographs as may be used in catalogs and catalog-related materials distributed to customers of the Company through May 31, 2007.

            9.6.2 Further, notwithstanding anything in this Agreement to the contrary, following any early termination of this Agreement by Ashworth pursuant to this Article IX, the Company shall be permitted to utilize for a period of four (4) additional months following termination any booked and paid print or other media space or time, and to use or sell any supplies, inventory or other materials in existence as of the termination date that makes use of the Endorsement if such advertising, supplies, inventory or other materials cannot be modified without material cost to the Company to exclude the Endorsement.

                                       X.
                                   ASSIGNMENT

      This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nantz and Nantz Enterprises acknowledge that the Services to be rendered by Nantz and Nantz Enterprises are unique and personal. Accordingly, except as otherwise expressly provided below, neither Nantz nor Nantz Enterprises shall assign any of their respective rights or delegate any of their respective duties or obligations under this Agreement without the written consent of the Company. Nothing herein shall prevent Nantz Enterprises from assigning the monetary benefits of this Agreement to Nantz or as it may otherwise so desire. Further, inasmuch as it is recognized that Nantz Enterprises is the representative of Nantz, Nantz Enterprises may at any time assign this Agreement to Nantz and, in such event, Nantz Enterprises shall have no further obligation or liability in connection herewith and Nantz Enterprises' relationship with respect to the Company in connection with this Agreement shall be in all respects the same as if Nantz Enterprises had signed this Agreement as of the Effective Date as an agent for Nantz rather than as a principal. In the event Nantz Enterprises commences any bankruptcy proceedings, or a request for bankruptcy relief is filed against Nantz Enterprises, Nantz will assume all of the obligations of Nantz Enterprises under this Agreement and the Company will be entitled to full performance of the obligations of Nantz Enterprises and Nantz hereunder solely by Nantz. The rights granted the Company hereunder shall be used only by it and shall not, without the prior written consent of Nantz or Nantz Enterprises, be transferred or assigned to any other person or entity. In the event of the merger or consolidation of the Company with any other entity, Nantz Enterprises shall have the right to terminate the Agreement by so notifying the Company in writing on or before sixty (60) days after Nantz Enterprises has received notice of such merger or consolidation if and only if, by virtue of such merger or consolidation Nantz or Nantz Enterprises would be in default under or violating any provisions of any agreement to which he or it is subject and had entered into prior to October 31, 2002.

                                       XI.
                                   ARBITRATION

      Unless otherwise mutually agreed to in writing by the Company, Nantz and Nantz Enterprises, any controversy or claim arising out of or related to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Rules of the American Arbitration Association or any successor. Each of the Company, on the one hand, and Nantz and Nantz Enterprises, on the other hand, shall select one arbitrator and the two so selected shall select a third. Failing the selection of an arbitrator by either party or by the two so selected, the claim or controversy shall be settled by the American Arbitration Association upon the application of either party. Judgment upon any award of a majority of the arbitrators filed in a court of competent jurisdiction shall be binding. The parties hereby incorporate the provisions of Section 1283.05 of the California Code of Civil Procedure regarding the right to discovery in arbitration proceedings.

                                      XII.
                                  MISCELLANEOUS

      12.1 NOTICES. Any and all notices acquired pursuant to this Agreement shall be in writing and shall be deemed to have been given or made when personally delivered or three (3) days following deposit for mailing by first class U.S. certified or registered mail (return receipt requested), if sent by telefax, upon confirmation of receipt of telefax transmission, at or to the addresses and telefax numbers set forth below or such other addresses and telefax numbers as the parties may direct by notice given as herein provided:

      If to Ashworth:           Ashworth, Inc.
                                2765 Loker Avenue West
                                Carlsbad, California 92008
                                Attention: President and Chief Executive Officer
                                Telephone: (760) 929-6142
                                Telefax: (760) 929-4697

      With a copy to:           Gibson, Dunn & Crutcher LLP
                                Jamboree Center
                                4 Park Plaza
                                Irvine, California  92614
                                Attention: Mark W. Shurtleff
                                Telephone: (949) 451-3800
                                Telefax: (949) 451-4220

      If to Nantz or
        Nantz Enterprises:      James W. Nantz III
                                Nantz Enterprises, Ltd.
                                c/o IMG
                                22 East 71st Street
                                New York, New York 10021
                                Attention: Barry Frank
                                Telephone: (212) 772-8900
                                Telefax: (212) 772-2617

      12.2 GOVERNING LAW. This Agreement and its formation, operation and performance shall be governed, construed, performed, and enforced in accordance with the laws of the State of California, without giving effect to the principles of conflicts of laws thereof

      12.3 JURISDICTION AND VENUE. For the purposes of any dispute arising hereunder, jurisdiction and venue shall lie in the appropriate court in California.

      12.4 ATTORNEY FEES AND EXPENSES. In any legal action or alternative dispute resolution instituted to interpret or enforce the terms and/or conditions of this Agreement, the prevailing party shall be entitled to recover reasonable attorney fees and expenses.

      12.5 WAIVER. A waiver by either party of any provision of this Agreement shall not be deemed a waiver of any other portion of this Agreement. Failure to require performance of any provision of this Agreement shall not be deemed a continuing waiver of that provision or any other provision of this Agreement.

      12.6 SEVERABILITY. In the event that any provision or any portion of any provision of this Agreement shall be held invalid, illegal or unenforceable, the remainder of this Agreement shall remain valid and enforceable.

      12.7 CAPTION REFERENCES. All items, headings and captions are for reference purposes only and do not in any way modify or limit the provisions set forth thereunder.

      12.8 FURTHER ASSURANCES. Each party agrees to promptly execute, acknowledge and deliver such other and further instruments, writings and documents as may reasonably be requested in writing by any other party to carry out this Agreement. Each party agrees to use all reasonable efforts and to exercise good faith in fulfilling its or his obligations under this Agreement.

      12.9 COUNTERPARTS. This Agreement may be executed in any number of counterparts (including facsimile), each of which shall be deemed an original, but all of which together will constitute one and the same agreement.

      12.10 NANTZ DIRECTORSHIP. As of the date hereof, Nantz serves as a member of the board of directors of the Company. It is understood by the parties hereto that Nantz shall be compensated for his services and reimbursed for his expenses as a director of the Company, consistent with the Company's policies regarding compensation and reimbursement of other non-employee directors of the Company. It is agreed by the parties that any director's duties or such director compensation and reimbursement arrangements are separate and distinct from the agreement for Services hereunder and are not governed in any respect by this Agreement.

      12.11 ENTIRE AGREEMENT. This Agreement contains the entire understandings and agreement of the parties on the subject matter hereof and supersedes any prior understandings and/or agreement of the parties. This Agreement may not be modified or amended without the written consent of all parties hereto.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the effective date first noted above.

Dated:  February 10, 2003               ASHWORTH, INC.,
                                        a Delaware corporation

                                        By: /s/ Randall Herrel, Sr.
                                            ---------------------------
                                            Name:  Randall Herrel, Sr.
                                            Title:  President

Dated:  February 7, 2003                NANTZ ENTERPRISES, LTD., a sole
                                        proprietorship of James W. Nantz, III

                                        By: /s/ James W. Nantz III
                                            ---------------------------
                                            Name:  James W. Nantz III
                                            Title:  President

Dated:  February 7, 2003                JAMES W. NANTZ, III

                                        /s/ James W. Nantz III
                                        -------------------------------
                                        JAMES W. NANTZ, III


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